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                     May 13, 2020

       Jeremy D. Edgecliffe-Johnson
       Chief Executive Officer
       Protective Insurance Corp
       111 Congressional Boulevard
       Carmel, Indiana 46032

                                                        Re: Protective
Insurance Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 6, 2020
                                                            File No. 000-05534

       Dear Mr. Edgecliffe-Johnson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance